Exhibit 4.1
Pinson Purchase Agreement

ASSET PURCHASE AND SALE AGREEMENT

by and among

ATNA RESOURCES LTD.,

ATNA RESOURCES INC.

and

PINSON MINING COMPANY

Dated: August 10, 2011

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this "**Agreement**"), dated as of August 10, 2011, is made and entered into by and among Atna Resources Ltd., a British Columbia corporation ("**Atna**"), Atna Resources Inc., a Nevada corporation and wholly-owned subsidiary of Atna (the "**Purchaser**"), and Pinson Mining Company, a Nevada general partnership (the "**Seller**") comprised of Homestake Mining Company of California, a California corporation ("**Homestake**"), and Barrick Holding Co., a California corporation ("**BHC**").

WHEREAS, the Seller owns or controls an undivided 70% interest in certain real and personal properties located in Humboldt County, State of Nevada, generically referred to as the Pinson Property (the "**Pinson Property**"), and the Purchaser owns or controls the other 30% undivided interest in the Pinson Property, and the Seller and Purchaser are parties to that certain Mining Venture Agreement, dated as of April 9, 2009 (the "**Venture Agreement**"), which established a joint venture known as the Pinson Property Venture (the "**Venture**") to maintain and develop the Pinson Property; and

WHEREAS, each party hereto deems it advisable and in its best interest to consummate the acquisition by the Purchaser of a 100% interest in the Purchased Assets (as defined herein), and the acquisition by the Seller of a 100% interest in the Residual Assets (as defined herein), which acquisitions are to be effected pursuant to the terms of this Agreement; and

WHEREAS, each of the Purchaser and the Seller deems it advisable and in its best interest to terminate the Venture Agreement and dissolve the Venture, upon and in connection with the Closing (as defined herein) of said transactions;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I- DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly states otherwise:

"**Affiliate**" shall mean, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls such Person, or any other Person that is Controlled by or under common Control with such Person.

"**Agreement**" is defined in the first paragraph of this document.

"**Applicable Law**" shall mean any applicable or relevant law, regulation, statute, rule, order, ordinance, code, requirement, restriction, judgment or decree of any Governmental Entity, whether federal, state or local.

"**Atna**" is defined in the first paragraph of this Agreement.

"**BHC**" is defined in the first paragraph of this Agreement.

"**CERCLA**" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 *et seq.*

"**Claim**" shall mean any claim, action, suit, litigation, proceeding, injunction, dispute, complaint, demand, decree, order, settlement proceeding or judgment, whether judicial or administrative in nature or otherwise.

"**Closing**" is defined in Section 3.1 of this Agreement.

"**Closing Date**" shall mean the date on which the Closing occurs.

"**Code**" shall mean the United States Internal Revenue Code of 1986, as amended.

"**Confidential Information**" is defined in Section 6.7(a) of this Agreement.

"**Consent Agreement**" is defined in Section 6.20(f)(4) of this Agreement.

"**Contract**" shall mean any agreement, contract, arrangement, commitment, mortgage, indenture, lease, franchise or other instrument, as amended.

"**Control**" shall mean (and, as applicable, as part of its derivatives "**Controls**" and "**Controlled**" means) possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, by the ability to control directly or indirectly, more than fifty percent (50%) of the voting power of such Person, or by agreement or other arrangement having a similar effect.

"**Deposit**" is defined in Section 2.1(b) of this Agreement.

"**Disclosing Party**" is defined in Section 6.7(a) of this Agreement.

"**Disclosure Schedules**" shall mean the disclosure schedules prepared by the Seller and the Purchaser and delivered simultaneously with the execution hereof, as provided herein.

"**Encumbrances**" shall mean any Claim, lien, royalty, security interest, debt, option, mortgage, deed of trust, charge, restriction on use of enjoyment, lease, pledge, proxy, voting trust or agreement, obligation, option, right of first refusal, easement, reversionary interest, understanding or arrangement imposing any restriction on title, possession or use or other restrictions on use, title or transfer; *provided, however*, that neither the Seller's nor the Purchaser's interest in the Venture, the Venture Agreement, the Purchased Assets or the Residual Assets shall be an Encumbrance with respect to a party, the Purchased Assets or the Residual Assets for purposes of this Agreement.

"**End of Purchaser's Operations**" is defined in Section 6.17 of this Agreement.

"**Environmental Claim**" shall mean any Claim asserted against a party hereto by any third-party Person (but not by a party hereto) alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, relating to the presence or Release into the environment of any Materials of Environmental Concern at any location included within the Purchased Assets (with respect to the Seller) or the Residual Assets (with respect to the Purchaser).

"**Environmental Law**" shall mean each Applicable Law (including CERCLA) relating to pollution, protection or preservation of, or mitigation of adverse effects regarding, the environment, including protection or preservation of ambient air, surface water, ground water, land surface or subsurface strata, natural resources, biota and wildlife.

"**Financial Statements**" is defined in Section 5.14 of this Agreement.

"Governmental Entity" shall mean a national, state, provincial, regional or local government, court, arbitral, tribunal, administrative agency, stock exchange, division or commission or other governmental or regulatory authority or agency.

"Homestake" is defined in the first paragraph of this Agreement.

"Indemnified Party" is defined in Section 9.2 of this Agreement.

"Indemnifying Party" is defined in Section 9.2 of this Agreement.

"Materials of Environmental Concern" shall mean the following items and materials, to the extent that such are regulated or listed under any applicable Environmental Law: chemicals; pollutants; contaminants; noise; wastes and waste materials; toxic or hazardous substances; petroleum and petroleum products; asbestos and asbestos-containing materials whether solid, liquid, gaseous or hazardous; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

"NI 45-102" is defined in Section 3.3(b) of this Agreement.

"Other Residual Property" means all Residual Property other than Residual Real Property.

"Ore Agreement" is defined in Section 3.2(k) of this Agreement.

"Permits" means any permit, certificate, license, order, entitlement, approval or consent of any Governmental Entity currently held by the Seller or the Venture and required under Applicable Law and relating to the Purchased Assets or Residual Assets.

"Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

"Pinson Property" is defined in the second paragraph of this Agreement.

"Potential Rail Facilities" is defined in Section 6.19 of this Agreement.

"Public Record" is defined in Section 5.13(b) of this Agreement.

"Purchase Price" is defined in Section 2.1(b) of this Agreement.

"Purchased Assets" means (i) all of the Seller's undivided 70% right, title and interest in and to (a) the Purchased Real Property, (b) any dumps, tailings and stockpiles located on the Purchased Real Property, (c) the Purchased Water Rights, (d) the Purchased Contracts, (e) the Purchased Tangible Assets, and (f) the Purchased Permits (except to the extent any of the foregoing are not transferable), whether held in the name of the Venture, the Seller, the Purchaser or any Affiliate of any of the foregoing; and (ii) the Seller's Getchell Royalty Interest, *but only as to* any production from within the Purchased Real Property. The Purchased Assets shall not include any of the Residual Assets nor shall they include any of the Seller's Getchell Royalty Interest as to any production from lands other than the Purchased Real Property.

"Purchased Contracts" means each Contract (including leases of the Purchased Real Property) to which the Seller, the Purchaser or the Venture is a party, or under which any of them has any obligation, and that relates primarily to the Purchased Assets or by which any of the Purchased Assets are bound.

"Purchased Permits" is defined in Section 4.10 of this Agreement.

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"Purchased Real Property" means the fee simple interest of the Venture-owned fee property parcels set forth on the attached Exhibit A (the Venture owning a 100% interest in some of such lands and a less than 100% interest in some of such lands, as indicated in the Exhibit), the Venture's leasehold interest in the leased fee property parcel set forth in Exhibit B (the Venture having only a 58.3333% leasehold interest in such leased land, as indicated in the Exhibit), the Venture-owned unpatented mining claims set forth on the attached Exhibit C (the Venture owning a 100% interest in some of such claims and a less than 100% interest in some of such claims, as indicated in the Exhibit), and the Venture's leasehold interest in the leased unpatented mining claims set forth on the attached Exhibit D, and any improvements, fixtures, buildings, structures and facilities contained thereon; together with all rights and appurtenances (other than water and water rights) pertaining thereto, including any easements, options, rights-of-way, servitudes, mineral rights, and all tenements, hereditaments and privileges thereunto belonging, and any other rights or appurtenances to such parcels. The Purchased Real Property does not include any of the water or water rights appurtenant to or used in connection with (i) any of the foregoing properties, or (ii) any of the Residual Real Property.

"Purchased Tangible Assets" shall mean the machinery, equipment, supplies and related assets set forth on the attached Exhibit E.

"Purchased Water Rights" shall mean those water rights described in the attached Exhibit F.

"Purchaser" is defined in the first paragraph of this Agreement.

"Purchaser Assumed Liabilities" shall mean (i) all of the debts, liabilities and obligations relating to the Purchased Assets, and of the Venture relating to the Purchased Assets, whether accrued or relating to time periods prior to Closing, as of Closing, or thereafter; (ii) all Environmental Claims, reclamation liabilities, requirements, costs and obligations whatsoever (including bonding or security matters), including CERCLA liabilities, whether accrued or relating to time periods prior to Closing, as of Closing, or thereafter, pertaining to the Purchased Assets; and (iii) any additional items set forth on Schedule 2.2 – Purchaser Assumed Liabilities; *provided, however*, any existing indemnification rights or benefits or any other similar provisions in favor of the Seller or any other party with respect to any of the Purchaser Assumed Liabilities shall remain in place and be for the benefit of the Purchaser and its Affiliates (whether through the Seller or otherwise).

"Purchaser Indemnified Persons" shall mean the Purchaser and each of its Affiliates (including officers, directors and employees).

"Purchaser Losses" shall mean any and all Claims, losses, awards, liabilities, penalties, fees, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Purchaser's rights under this Agreement) incurred by any of the Purchaser Indemnified Persons that arise out of:

(i) any breach by the Seller of any of its representations and warranties contained in or made by or pursuant to this Agreement;

(ii) any breach by the Seller of any of its covenants or agreements contained in this Agreement that are intended to survive the Closing; or

(iii) any Residual Asset Liabilities;

provided, however, the Purchaser Losses shall not include any Purchaser Assumed Liabilities.

"Purchaser's Getchell Royalty Interest" means the undivided 30% interest in the mineral production royalty created by that certain Agreement of Conveyance dated as of May 1, 1982 recorded in Humboldt County, Nevada as Entry No. 223182 in Book 163 at page 630, which royalty was initially owned by Conoco, Inc. and is presently owned 30% by the Purchaser and 70% by an Affiliate of the Seller as successors to Conoco, Inc.

"Purchaser's Knowledge" concerning a particular fact or matter or aspect of the Residual Assets, the Purchaser, Atna or their assets or business shall mean the actual knowledge of each of the executive officers (or equivalent persons) of the Purchaser and Atna.

"Recipient" is defined in Section 6.7(a) of this Agreement.

"Release" means any release, spill, emission, leak, disposal or discharge into the atmosphere, soil, surface water, ground water or real property.

"Required Consents" shall mean (i) all required consents, approvals or waivers from, and all filings, notices or registrations with, any Governmental Entity in connection with the consummation of the Transactions, and (ii) all consents, approvals or waivers required by Contracts in connection with the consummation of the Transactions hereunder.

"Residual Asset Liabilities" shall mean (i) all of the debts, liabilities and obligations relating to the Residual Assets, and of the Venture relating to the Residual Assets, whether accrued or relating to time periods prior to Closing, as of Closing, or thereafter; (ii) all Environmental Claims, reclamation liabilities, requirements, costs and obligations whatsoever (including bonding and security matters), including CERCLA liabilities, and whether accrued or relating to time periods prior to Closing, as of Closing, or thereafter, pertaining to the Residual Assets; and (iii) any additional items set forth on Schedule 2.2 – Residual Liabilities; *provided, however*, any existing indemnification rights or benefits or any other similar provisions in favor of the Purchaser or any other party with respect to any of the Residual Assets shall remain in place and be for the benefit of the Seller and its Affiliates (whether through the Purchaser or otherwise).

"Residual Assets" means (i) all of the Purchaser's undivided 30% right, title and interest in and to (a) the Residual Real Property, (b) any dumps, tailings and stockpiles located on the Residual Real Property, (c) the Residual Contracts, (d) the Residual Tangible Assets, and (e) the Residual Permits, whether held in the name of the Venture, the Purchaser, the Seller or any Affiliate of any of the foregoing; (ii) the Seller Retained Assets; (iii) all assets jointly owned by the parties hereto in connection with the Venture, other than the Purchased Assets; and (iv) the Purchaser's Getchell Royalty Interest, *but not as to* any production from within the Purchased Real Property. The Residual Assets shall not include any of the Purchased Assets.

"Residual Contracts" means any Contract (including leases related to the Residual Real Property) to which the Seller, the Purchaser or the Venture is a party, or under which any of them has any obligation, and that relates primarily to the Residual Assets or by which any of the Residual Assets are bound.

"Residual Permits" means any permit, certificate, license, order, qualification, entitlement or consent of any Governmental Entity currently held by the Venture, the Seller, the Purchaser (or any Affiliate of the foregoing) and required under Applicable Law that primarily affects the Residual Assets.

"Residual Real Property" means (i) all of the fee-owned and leased real property parcels, unpatented mining claims, mining leases and other real property interests that are subject to the Venture (other than the Purchased Real Property), and any improvements, fixtures, buildings, structures and facilities contained thereon, together with all rights and appurtenances (including water and water rights pertaining thereto), including any easements, options, rights-of-way, servitudes, mineral rights, water and water rights, wells and well rights, and all tenements, hereditaments and privileges thereunto belonging, and any other rights or appurtenances to such

parcels, claims and leases and other real property interests; and (ii) all water and water rights appurtenant to or used in connection with any of the Purchased Real Property (subject to provisions set forth in Sections 3.2(a) and 6.17).

"Residual Tangible Assets" means the machinery, equipment, supplies and related assets, if any, set forth on the attached Exhibit G and any other such items not included within Purchased Tangible Assets.

"Royalty" is defined in Section 2.1(b)(iii) of this Agreement.

"Royalty Agreement" is defined in Section 2.1(b)(iii) of this Agreement.

"Securities Laws" means all applicable securities laws of the applicable provinces of Canada and the respective regulations and rules made thereunder, together with all applicable published policy statements, notices, blanket orders and rulings of the applicable securities regulatory authorities in each of the applicable provinces of Canada and the listing rules of the Toronto Stock Exchange.

"Seller" is defined in the first paragraph of this Agreement.

"Seller Indemnified Persons" shall mean the Seller and its general partners, Homestake and BHC, and each of their respective Affiliates, including officers, directors and employees.

"Seller Losses" shall mean any and all Claims, losses, awards, liabilities, penalties, fees, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Seller's rights under this Agreement) incurred by any of the Seller Indemnified Persons that arise out of:

(i) any breach by the Purchaser or Atna of any of their representations and warranties contained in or made by or pursuant to this Agreement;

(ii) any breach by the Purchaser or Atna of any of their covenants or agreements contained in this Agreement that are intended to survive the Closing; or

(iii) any Purchaser Assumed Liabilities;

provided, however, the Seller Losses shall not include any Residual Asset Liabilities.

"Seller Retained Assets" is defined in Section 2.2(b) of this Agreement.

"Seller's Getchell Royalty Interest" means the undivided 70% interest in the mineral production royalty created by that certain Agreement of Conveyance dated as of May 1, 1982 recorded in Humboldt County, Nevada as Entry No. 223182 in Book 163 at page 630, which royalty was initially owned by Conoco, Inc. and is presently owned 70% by an Affiliate of the Seller and 30% by the Purchaser as successors to Conoco, Inc.

"Seller's Knowledge" concerning a particular fact or matter or aspect of the Purchased Assets, the Seller or its assets or business shall mean the actual knowledge of Ed Cope and Bill Gergen, who currently hold the positions of Vice President Exploration, North America, Barrick Gold Corporation, and Project Manager, Pinson Mining Company, respectively, or anyone else employed by Seller in the future who may hold the same positions.

"Shares" is defined in Section 2.1(b)(ii) of this Agreement.

"**Tax**" or "**Taxes**" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any Governmental Entity, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, interconnection fees and charges, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include professional fees to resolve any of the above, interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

"**Tax Audit**" shall mean any deficiency, proposed adjustment, adjustment, assessment, audit, examination, investigation or inquiry by a Governmental Entity with respect to the liability or potential liability for Taxes, or any other administrative or court Claim regarding Taxes.

"**Tax Returns**" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

"**Technical Information**" shall mean maps, drawings, engineering studies and working papers, geologic data, exploration data, samples, drill cores, borings, laboratory work (including assays and metallurgical analyses), photographs, drill logs, correspondence with Governmental Entities or officials, and other technical, geologic and financial information pertaining to the Purchased Assets or the Residual Assets.

"**Termination Date**" shall mean the date that is 120 days after the date of this Agreement.

"**Transactions**" shall mean all the transactions provided for or contemplated by this Agreement.

"**Transfer**" is defined in Section 6.20(a) of this Agreement.

"**Transfer Taxes**" shall mean all transfer, recording, documentary, registration, conveyance or similar Taxes and fees imposed in respect of any sale or other transfer of real property or any interest in real property, but excluding Taxes imposed under Applicable Law on a Person based on income or gross receipts, such as income tax and capital gain tax.

"**Transferring Entity**" is defined in Section 6.20(c) of this Agreement.

"**Venture**" is defined in the second paragraph of this Agreement.

"**Venture Agreement**" is defined in the second paragraph of this Agreement.

"**Venture Termination**" is defined in Section 3.2(d) of this Agreement.

Section 1.2 Interpretation. (a) When a reference is made in this Agreement to a section, article, recital, paragraph, exhibit or schedule such reference shall be to a section, article, recital, paragraph, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary;

(b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation";

(c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders, and where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning;

(e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns, to the extent permitted hereunder; and

(f) References to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms.

ARTICLE II- PURCHASE AND SALE OF ASSETS

Section 2.1 Sale and Transfer of Assets; Purchase Price and Consideration.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, exchange, transfer and deliver to the Purchaser, free and clear of any (but only any) Encumbrances created by, through or under the Seller, Homestake and/or BHC, and the Purchaser shall purchase and acquire from the Seller, all of the Seller's right, title and interest in and to the Purchased Assets, for the consideration set forth in (b) below. Both the Purchaser and Seller acknowledge that some of the Purchased Assets and Residual Assets are subject to various existing royalty obligations in favor of third parties, and that the Purchaser will receive the Purchased Assets subject to such existing obligations and that the Seller will receive the Residual Assets subject to such existing obligations.

(b) As consideration for the Purchased Assets, the Purchaser shall deliver (or shall cause to be delivered) each of the following to the Seller at Closing (collectively, the "**Purchase Price**"):

(i) Fifteen Million United States Dollars (USD$15,000,000), to be paid at Closing by wire transfer to an account to be designated by the Seller prior to Closing;

(ii) Fifteen Million (15,000,000) common shares of Atna (the "**Shares**"), which Shares will not be subject to any restriction on resale except as required by applicable Securities Laws. The parties hereto acknowledge and agree that the delivery and issuance of the Shares may, at the sole option of the Seller, be made to an Affiliate of the Seller;

(iii) A ten percent (10.0%) net profits royalty interest in all mineral production from the Purchased Assets (the "**Royalty**"); *provided, however*, that the Royalty payment obligation shall not commence unless and until there has been production from the Purchased Assets of 120,000 troy ounces of gold (or, with respect to other minerals, gold-equivalent production), and no Royalty shall be payable by Purchaser on the first 120,000 troy ounces of gold production (or, with respect to other minerals, gold-equivalent production) from the Purchased Assets. The Royalty shall be perpetual, shall run with the land, and shall have no payment cap. The Royalty obligation shall be documented in a recorded royalty agreement (the "**Royalty Agreement**"), substantially in the form attached hereto as Exhibit H; and

(iv) All of the Purchaser's undivided 30% right, title and interest in and to the Residual Assets, which the Purchaser shall sell, convey, assign, transfer and deliver to the Seller free and clear of any (but only any) Encumbrances created by, through or under the Purchaser.

In connection with the execution of this Agreement, the Purchaser will deliver a wire transfer payment of Two Million United States Dollars (USD$2,000,000) to the Seller (the "**Deposit**"), which Deposit shall be credited against the cash portion of the Purchase Price (Section 2.1(b)(i)) payable at Closing in the event of the Closing, and which Deposit is non-refundable and shall remain the property of the Seller if the Closing does not occur for

any reason except in the event that the Seller shall have failed to use all commercially reasonable efforts to satisfy the conditions to Closing set forth in Section 7.2(a) through 7.2(e) and which failure to satisfy leads to a proper termination by the Purchaser pursuant to the terms of Section 8.1(d) and the applicable portion of Section 8.1(c). Any interest or other amounts earned on the Deposit shall be for the benefit of the Seller and shall not be credited toward the Purchase Price at Closing.

The Parties acknowledge that the Shares shall have a value equal to the fair market value thereof, based on the volume-weighted average trading price of Atna's common stock on the Toronto stock Exchange for the five days immediately preceding the Closing Date (as defined herein), that the Royalty has a nominal value, that the Purchaser's 30% interest in the Residual Assets has a value of US$66,841.00, and that the value of the Purchaser Assumed Liabilities is equivalent to the value of the Purchaser's 30% share of the Residual Liabilities immediately prior to the Closing.

Section 2.2 Assumed Liabilities; Residual Liabilities; Residual Assets.

(a) Except as otherwise specifically set forth in this Agreement, the Purchaser shall assume and become solely responsible for all Purchaser Assumed Liabilities and the Seller shall assume and become solely responsible for all Residual Asset Liabilities. The assumption by the Purchaser of the Purchaser Assumed Liabilities shall not expand the rights or remedies of any third party against the Purchaser or the Seller as compared to the rights and remedies which such third party would have had against the Seller had the Purchaser not assumed or become responsible for the Purchaser Assumed Liabilities. The assumption by the Seller of the Residual Liabilities shall not expand the rights or remedies of any third party against the Seller or the Purchaser as compared to the rights and remedies which such third party would have had against the Purchaser had the Seller not assumed or become responsible for the Residual Liabilities.

(b) Notwithstanding any other provision of this Agreement, the following assets of the Seller shall not be included within the Purchased Assets, and shall be assets and properties retained by the Seller and shall be referred to herein as the "**Seller Retained Assets**":

(i) business books and records related to the Seller as a partnership and related to the governance of the Seller (including minutes, resolutions and consents and similar records), and any other books or records maintained by the Seller under Applicable Law;

(ii) all reclamation security currently in place on behalf of the Seller and any Affiliate thereof with respect to reclamation and related obligations and liabilities in connection with the Venture and the Purchased Assets;

(iii) all Technical Information in the possession or under the control of Seller or its Affiliates, the parties recognizing that Purchaser has already received full disclosure of all Technical Information as a participant in the Venture. Notwithstanding the Purchaser's recognition of full disclosure of the Technical Information, Seller agrees to provide to the Purchaser upon written request therefor any and all identified Technical Information regarding the Purchased Assets that may have been inadvertently omitted from previous disclosures and also any Technical Information that becomes available after Closing if such Technical Information was being developed or undertaken before the Closing; and

(iv) the items, if any, set forth on Exhibit I hereto.

Section 2.3 Partial Like-Kind Exchange. Purchaser is transferring and conveying its interest in the Residual Real Property to the Seller solely in exchange and as partial consideration for Purchased Real Property that is of "like-kind" (within the meaning of Code Section 1031) to such Residual Real Property. Purchaser is transferring and assigning each category of Other Residual Property constituting an "exchange group" within the

meaning of Treasury Regulation Section 1.1031-1(b)(2) to the Seller solely in exchange and as partial consideration for Purchased Assets (other than Purchased Real Property) of a "like-kind" to each such "exchange group" of Other Residual Property. The parties intend that such exchanges constitute a simultaneous, "like-kind" exchange of multiple properties under Section 1031 of the Code. The parties shall cooperate with one another as may be reasonably necessary to cause the exchange of such "like-kind" properties to qualify for tax-deferred treatment under Code Section 1031. The parties acknowledge that the undivided portion of the Purchased Assets that is transferred for the Shares will not qualify for tax deferred treatment under Code Section 1031.

Section 2.4 Allocation of Purchase Price to Purchased Assets. For purposes of determining any taxable gain or loss on the exchange of the Purchased Assets for the Purchase Price, the application of Code Section 1031 to the transaction, and the tax basis to the Seller in each of the components of the Purchase Price and to the Purchaser in each of the Purchased Assets, the parties agree that the fair market value of the Purchased Assets and the tax allocation of the Purchase Price among those assets shall be as set forth on a schedule to be delivered to the Purchaser by the Seller within 60 after the Closing Date. Each of the parties hereto agrees that it will not take any position on Tax Returns, in any Tax Audit or for financial accounting purposes or otherwise that is inconsistent with the valuations set forth in said schedule.

ARTICLE III- THE CLOSING

Section 3.1 The Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the **"Closing"**) shall take place at the offices of the Seller's counsel (Parr Brown Gee & Loveless) in Salt Lake City, Utah on the second business day following the satisfaction and/or waiver of all conditions to Closing set forth in Article VII (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing), unless another date or place is agreed to in writing by all of the parties hereto.

Section 3.2 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser (unless previously delivered) the following:

(a) a duly executed special warranty deed and assignment substantially in the form of Exhibit J hereto, a duly executed special warranty deed to the Purchased Water Rights substantially in the form of Exhibit K hereto, a special warranty royalty conveyance substantially in the form of Exhibit L hereto of the Seller's Getchell Royalty Interest duly executed by the Affiliate of the Seller owning such interest, and a duly executed bill of sale substantially in the form of Exhibit M hereto, transferring to the Purchaser the Purchased Assets, free from any Encumbrances created by, through or under the Seller (or in the case of the Seller's Getchell Royalty Interest, by, through or under the Seller's Affiliate), pursuant to the terms hereof;

(b) an executed copy of the Certificate referred to in Section 7.2(d) hereof;

(c) executed copies of each of the agreements, if any, referred to in Section 7.2 hereof;

(d) an executed instrument substantially in the form of Exhibit N pursuant to which the Seller and the Purchaser agree to terminate the Venture Agreement effective upon the Closing (the **"Venture Termination"**), which shall have the effect of permanently extinguishing (i) the Venture Agreement's "Area of Interest," and (ii) all of Seller's and Purchaser's rights and obligations (including any royalty rights and obligations) pertaining to said Area of Interest;

(e) a resolution of the Seller authorizing the transfer of the Purchased Assets;

(f) any other required conveyance instruments for the transfer of the Purchased Assets, and any documents that may be required by any Governmental Entity for the purposes of recording the transfer of the Purchased Assets in favor of the Purchaser;

(g) all other previously undelivered documents required to be delivered by the Seller at or prior to the Closing in connection with this Agreement;

(h) a non-foreign affidavit, dated as of the Closing Date, in form and substance required under Treasury Regulation Section 1.1445-2(b), stating that the Seller is not a "foreign person" as defined in Code Section 1445;

(i) any documents and other materials reasonably requested by the Purchaser to evidence the satisfaction by the Seller of all conditions set forth in Sections 7.1 and 7.2 hereof;

(j) a duly executed version of the Royalty Agreement;

(k) a duly executed version of the non-exclusive Ore Milling and Gold Purchase Agreement, substantially in the form of Exhibit O hereto (the "**Ore Agreement**");

(l) a duly executed easement agreement as required in Section 6.19 below; and

(m) a duly executed notice of preemptive rights as required in Section 6.20(g) below.

Section 3.3 Deliveries by the Purchaser. At the Closing, the Purchaser and Atna shall deliver or cause to be delivered to the Seller (unless previously delivered), the following:

(a) the cash portion of the Purchase Price, less the amount of the Deposit.

(b) a certificate representing the Shares (issued in the name of an Affiliate of the Seller, as designated by the Seller), bearing the legend prescribed by Section 2.5(2)3(i) National Instrument 45-102—Resale of Securities ("**NI 45-102**") (which Shares, at the Seller's option, shall be issued and registered in the name of an Affiliate of the Seller);

(c) a duly executed special warranty deed and assignment substantially in the form of Exhibit P hereto, a duly executed special warranty royalty conveyance substantially in the form of Exhibit L hereto of the Purchaser's Getchell Royalty Interest, and a duly executed bill of sale substantially in the form of Exhibit Q hereto, transferring to the Seller the Residual Assets, free from any Encumbrances created by, through or under the Purchaser, pursuant to the terms hereof;

(d) an executed copy of the Certificate referred to in Section 7.3(d) hereof;

(e) executed copies of the agreements, if any, referred to in Section 7.3 hereof;

(f) a duly executed version of the Venture Termination;

(g) a resolution of the Purchaser authorizing the transfer of the Residual Assets and the Residual Real Property;

(h) any other required conveyance instruments for the transfer of the Residual Assets and the Residual Real Property, and any documents that may be required by any Governmental Entity for the purposes of recording the transfer of the Residual Assets and the Residual Real Property in favor of the Seller;

(i) all other previously undelivered documents required to be delivered by the Purchaser at or prior to the Closing in connection with this Agreement;

(j) a non-foreign affidavit, dated as of the Closing Date, in form and substance required under Treasury Regulation Section 1.1445-2(b), stating that the Purchaser is not a "foreign person" as defined in Code Section 1445;

(k) any documents and other materials reasonably requested by the Seller to evidence satisfaction by the Purchaser of all of the conditions set forth in Sections 7.1 and 7.3;

(l) a duly executed version of the Royalty Agreement;

(m) a duly executed version of the Ore Agreement;

(n) a duly executed easement agreement as required in Section 6.19 below;

(o) a duly executed notice of preemptive rights as required in Section 6.20(g) below;

(p) a resolution of Atna authorizing the issuance of the Shares;

(q) evidence satisfactory to the Seller that the Toronto Stock Exchange has conditionally approved the issuance and listing of the Shares, subject to the filing of customary documentation; and

(r) favorable legal opinions of Atna's counsel dated the Closing Date, addressed to Seller and Seller's counsel, relating to the authority and good standing of Atna and to the private placement of Shares contemplated hereby, in form and substance reasonably satisfactory to the Seller, to the effect that:

1) Atna is a corporation existing under the laws of British Columbia and is in good standing with respect to the filing of annual reports with the British Columbia Registrar of Companies;

2) Atna has all necessary corporate power and capacity to own and lease its properties and assets and to carry on business as now conducted;

3) Atna has all necessary corporate power and capacity to issue the Shares;

4) the issuance of the Shares does not and will not conflict with, and does not and will not result in a breach of, and does not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of, any of the terms, conditions or provisions of the constating documents of Atna, or any resolutions of the directors or shareholders (or any committee thereof) of Atna;

5) the certificate for the Shares is in proper legal form and complies with the requirements of the laws of the Province of British Columbia and the Toronto Stock Exchange as to form and content, and the form of certificate has been duly authorized, executed and delivered by Atna;

6) the Shares have been duly authorized and validly issued by Atna as fully paid and non-assessable common shares of Atna;

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7) the Shares have been conditionally accepted for listing on the Toronto Stock Exchange, subject to the conditions specified in the letter of the Toronto Stock Exchange evidencing such conditional approval;

8) Atna is a "reporting issuer" under the securities laws of British Columbia, Alberta, Ontario and Nova Scotia (to the extent that such concept is recognized in such jurisdictions) and is not on any list of defaulting "reporting issuers" maintained by the regulatory authorities in such jurisdictions;

9) the distribution of the Shares in accordance with this Agreement is exempt from the prospectus and registration requirements of the applicable Securities Laws and no prospectus is required nor are any other documents required to be filed under applicable Securities Laws to permit the distribution of the Shares by Atna to an Affiliate of Seller; however, Atna will be required to file with the British Columbia Securities Commission a report of exempt distribution on Form 45-106F1 contemplated in NI 45-106, together with the payment of applicable fees;

10) no prospectus will be required, no other document will be required to be filed, no proceeding will be required to be taken and no approval, permit, consent, order or authorization of any regulatory authority will be required to be obtained under applicable Securities Laws to permit, or in connection with, the first trade of the Shares through registrants and dealers properly registered under the applicable Securities Laws in compliance therewith provided that at the time of the trade:

   a) Atna is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade;

   b) at least four months have elapsed from the "distribution date" (as defined in NI 45-102) of the Shares;

   c) the certificates representing the Shares are endorsed with the legend required by section 2.5(2)3(i) of NI 45-102;

   d) such trade is not a "control distribution" within the meaning of NI 45-102;

   e) no unusual effort is made to prepare the market or create a demand for the securities that are the subject of the trade;

   f) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

   g) if the selling security holder is an insider or officer of Atna, the selling security holder has no reasonable grounds to believe that Atna is in default of securities legislation; and

11) Computershare Trust Company of Canada at its principal office in the city of Vancouver, Canada has been duly appointed as the register and transfer agent for the common shares of Atna.

Section 3.4 Deliveries Conditional. Each of the events to occur at the Closing pursuant to this Article III is a condition precedent to the others and shall be deemed to have occurred simultaneously with the others.

Section 3.5 Payment of Recording Fees and Transfer Taxes. The Purchaser shall be solely responsible for the payment of all applicable recording fees and Transfer Taxes relating to the Purchased Assets, and the Seller shall be solely responsible for the payment of all applicable recording fees and Transfer Taxes relating to the Residual Assets.

Section 3.6 Transfer of Risk of Loss. Risk of loss of the Purchased Assets and the Residual Assets, respectively, shall pass to the Purchaser and the Seller, respectively, upon the Closing of the Transactions.

ARTICLE IV- REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as specifically set forth in the Disclosure Schedules prepared by the Seller and delivered to the Purchaser simultaneously with the execution hereof, the Seller represents and warrants to the Purchaser that all of the statements contained in this Article IV are true and complete as of the date of this Agreement (or if made as of a specified date, as of such date) and covenants that such will be true and complete as of the Closing Date as though made on the Closing Date (or if made as of a specified date, as of such date). Each exception set forth in the Disclosure Schedules and each other response to this Agreement set forth in the Disclosure Schedules is identified by reference to, or has been grouped under a heading referring to, a section of this Agreement and, except as is reasonably apparent that such disclosure is applicable to another section of this Agreement (or by cross-reference or other identification), relates only to such section. In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedules, the statements in the Disclosure Schedules shall control. The Seller may amend, update and supplement any section of the Disclosure Schedules, giving notice of any change to the Purchaser prior to the Closing, according to the terms set forth in Section 6.9. Except as expressly set forth in this Agreement, the Purchased Assets are being sold "as-is" to the Purchaser, without warranty, representation or guaranty as to ownership, title, validity, condition, transferability, fitness for a particular purpose, value or prospects.

Section 4.1 Authorization. Seller has full power and authority to execute and deliver this Agreement and to consummate the Transactions. Each entity executing this Agreement as a general partner on behalf of the Seller has been duly authorized to do so by the proper governing body of such entity. The execution, delivery and performance by the Seller of this Agreement and the consummation by it of the Transactions have been duly authorized by the general partners of the Seller, and no other action or consent concerning the Seller is necessary to authorize the execution and delivery by the Seller of this Agreement or the consummation by it of the Transactions.

Section 4.2 Binding Agreement. Each of this Agreement and the other agreements and documents delivered in connection herewith has been duly executed and delivered by the Seller and, assuming due and valid authorization, execution and delivery thereof by the Purchaser if it is a party thereto, this Agreement is a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally.

Section 4.3 Organization; Qualification. The Seller (i) is a general partnership duly organized, validly existing and in good standing under the laws of the State of Nevada; (ii) has full partnership power and authority to own, lease and operate all of its assets and properties and carry on its business and operations; and (iii) is duly qualified or licensed to do business, as a foreign entity or otherwise, in good standing in every jurisdiction in which the conduct of its business requires such qualification or, if not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without any material adverse effect on the Seller.

Section 4.4 Partners. Homestake and BHC are the only partners of the Seller, and there are no other equity holders of the Seller.

Section 4.5 Required Consents and Approvals; No Violations. Subject to any and all transfer consent requirements in the Purchased Contracts (with which the Purchaser is familiar) and except as set forth in Section 4.5 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or any of the other agreements and documents in connection herewith by the Seller, the consummation thereby of the Transactions or compliance thereby with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the governance or constating documents or resolutions of the Seller, (ii) require, except as to the Required Consents, any filing with, or permit, authorization, agreement, consent or approval of, any Governmental Entity or other Person (including consents from parties to contracts, leases and other agreements to which the Seller is a party), any of which could materially and adversely affect the consummation of the Transactions or the Purchased Assets, (iii) require, except as to the Required Consents, any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, arrangement or understanding to which the Seller is a party or by which its assets or properties (including the Purchased Assets) are bound, (iv) violate any Applicable Law with respect to the Seller or the Purchased Assets, (v) except as contemplated by this Agreement, require the Seller to make any payment to any Person, or (vi) result in the imposition or creation of any Encumbrance on any of the Purchased Assets. To the Seller's Knowledge, Section 4.5 of the Disclosure Schedules sets forth all Required Consents related to the Seller or the Purchased Assets that are related to the Transactions.

Section 4.6 Contracts. Section 4.6 of the Disclosure Schedules sets forth each of the Purchased Contracts (including all leases relating primarily to the Purchased Real Property). True, correct and complete copies of each of the Purchased Contracts have been made available to the Purchaser. To the Seller's Knowledge, except as set forth in Section 4.6 of the Disclosure Schedules each Purchased Contract is in full force and effect, has not been modified or amended from the copy made available to the Purchaser and constitutes the legal, valid and binding obligation of the Seller or Venture as a party thereto, in accordance with the terms thereof, and each Purchased Contract is a legal, valid and binding obligation of the other party or parties to such Purchased Contract. To the Seller's Knowledge the Seller or the Venture, as a party thereto, is not in breach or default under any Purchased Contract in any material respect, and no event has occurred (or in connection with this Agreement or the Transactions could occur) that with notice or lapse of time would constitute any breach or default in any material respect, or permit termination, modification or acceleration in any material respect, of any Purchased Contract.

Section 4.7 Title to Assets; Encumbrances. The Seller makes no representations or warranties concerning title to or ownership of the Purchased Assets except for the absence of any Encumbrances arising by, through or under the Seller, Homestake and/or BHC.

Section 4.8 Real Property. To the Seller's Knowledge, Exhibits A, B, C, D and F to this Agreement include all of the applicable Purchased Real Property and Purchased Contracts relating thereto held by or for the Venture with respect to the Purchased Real Property.

Section 4.9 Condition of Assets. Except as otherwise expressly set forth in this Agreement, the Purchased Assets are being transferred to the Purchaser on an "as-is" basis, in their current condition and state, without any actual or implied representation or warranty of any kind, whether as to ownership, title, environmental status or condition, validity, value, prospects, future appreciation, ability to mine or use economically, condition, transferability or fitness for any purpose, as to any prior, current or future use, maintenance, upkeep status or history, or otherwise.

Section 4.10 Environmental Matters; Permits. To the Seller's Knowledge, there are no CERCLA actions or orders pending or threatened in respect of or involving the Purchased Assets. Except as provided in the preceding sentence, the Seller makes no representations or warranties of any kind, express or implied, concerning the environmental status or condition of the Purchased Assets or any other known or threatened

federal, state or local claims or actions under applicable and relevant authorities that are or remain unresolved by Seller. To the Seller's Knowledge, the Seller and the Venture possess all Permits required under applicable Environmental Laws and has in effect all necessary Permits in accordance with all Applicable Laws primarily affecting the operations of the Purchased Assets as presently conducted (all such Permits, the "**Purchased Permits**"), which Purchased Permits are identified in Section 4.10 of the Disclosure Schedules. Except as set forth in Section 4.10 of the Disclosure Schedules, neither the Seller nor the Venture has received any written notice or formal written warning from a Governmental Entity or other Person alleging non-compliance with or violation of Environmental Laws in connection with the Purchased Assets. The Residual Permits shall remain the property of the Seller or, as the case may be, the Purchaser's interest (if any) in the Residual Permits shall be transferred to the Seller as provided herein.

Section 4.11 Litigation. To the Seller's Knowledge, except as set forth in Section 4.11 of the Disclosure Schedules there is no Claim by or before any Governmental Entity or brought by any third party pending or threatened against or involving the Seller, the Venture or the Purchased Assets, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Seller pursuant to this Agreement.

Section 4.12 Taxes. To the Seller's Knowledge: (i) all material Tax Returns required to be filed on or prior to the Closing Date by Seller or the Venture with respect to the Purchased Assets have, within the time and manner prescribed by Applicable Law, been duly filed with the appropriate tax authorities; (ii) all such Tax Returns were true, correct and complete in all material respects; (iii) all Taxes required to be shown on such Tax Returns or otherwise due from the Seller or the Venture with respect to the periods covered by such returns have been paid; (iv) there are no Encumbrances for Taxes upon the Seller, the Venture or the Purchased Assets except for statutory liens for Taxes not yet due; and (v) there is no existing Claim or Tax Audit concerning any liability (or potential liability) related to Tax matters of the Seller or the Venture. Pursuant to Section 761(a)(2) of the Code, the Venture has elected not to be taxed as partnerships under Subchapter K of Title I, Chapter I of the Code.

Section 4.13 Brokers or Finders. The Seller has not entered into any agreement or arrangement entitling any Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions for which the Purchaser could be liable.

ARTICLE V- REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ATNA

Except as specifically set forth in the Disclosure Schedules prepared by the Purchaser and Atna and delivered to the Seller simultaneously with the execution hereof, the Purchaser and Atna represent and warrant to the Seller that all of the statements contained in this Article V are true and complete as of the date of this Agreement (or if made as of a specified date, as of such date) and covenant that such will be true and complete as of the Closing Date as though made on the Closing Date (or if made as of a specified date, as of such date). Each exception set forth in the Disclosure Schedules and each other response to this Agreement set forth in the Disclosure Schedules is identified by reference to, or has been grouped under a heading referring to, a section of this Agreement and, except as is reasonably apparent that such disclosure is applicable to another section of this Agreement (or by cross-reference or other identification), relates only to such section. In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedules, the statements in the Disclosure Schedules shall control. The Purchaser and Atna may amend, update and supplement any section of the Disclosure Schedules, giving notice of any change to the Seller prior to the Closing, according to the terms set forth in Section 6.9. Except as expressly set forth in this Agreement, the Residual Assets are being transferred "as-is" to the Seller, without warranty, representation or guaranty, as to ownership, title, validity, condition, transferability, fitness for a particular purpose, value or prospects.

Section 5.1 Authorization. Each of the Purchaser and Atna has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. Each of the natural persons

executing this Agreement on behalf of the Purchaser and Atna has been duly authorized to do so by the proper corporate governing body. The execution, delivery and performance of this Agreement by the Purchaser and Atna and the consummation by them of the Transactions have been duly authorized by the Purchaser and Atna, and no other action or consent concerning the Purchaser or Atna is necessary to authorize the execution and delivery by the Purchaser and Atna of this Agreement or the consummation by them of the Transactions.

Section 5.2 Binding Agreement. Each of this Agreement and the other agreements and documents delivered in connection herewith has been duly executed and delivered by the Purchaser and Atna and, assuming due and valid authorization, execution and delivery thereof by the Seller if it is a party thereto, this Agreement is a valid and binding obligation of the Purchaser and Atna, enforceable against them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally.

Section 5.3 Organization; Qualification. The Purchaser is a Nevada corporation and Atna is a British Columbia corporation. Each of the Purchaser and Atna (i) are duly organized, validly existing and in good standing under the laws of the state or province of their incorporation; (ii) has full corporate power and authority to own, lease and operate all of its assets and properties and carry on its business and operations; and (iii) is duly qualified or licensed to do business, as a foreign entity or otherwise, in good standing in every jurisdiction in which the conduct of its business requires such qualification or, if not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without any material adverse effect on the Purchaser.

Section 5.4 Parent/Subsidiary. The Purchaser is a wholly owned subsidiary of Atna, and Atna has no joint venturer or partner in connection with the Purchaser, and no other party has any existing right to acquire any interest in the Purchaser.

Section 5.5 Required Consents and Approvals; No Violations. Subject to any and all transfer consent requirements in the Residual Contracts (with which the Seller is familiar) and except as set forth in Section 5.5 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or any of the other agreements and documents in connection herewith by the Purchaser or Atna, the consummation thereby of the Transactions or compliance thereby with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the governance or constating documents or resolutions of the Purchaser or Atna, (ii) require, except as to the Required Consents, any filing with, or permit, authorization, agreement, consent or approval of, any Governmental Entity or other Person (including consents from parties to contracts, leases and other agreements to which the Purchaser or Atna is a party), any of which could materially and adversely affect the consummation of the Transactions or the Residual Assets, (iii) require, except as to the Required Consents, any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, arrangement or understanding to which the Purchaser or Atna is a party or by which its assets or properties (including the Residual Assets) are bound, (iv) violate any Applicable Law with respect to the Purchaser, Atna or the Residual Assets, (v) except as contemplated by this Agreement, require the Purchaser or Atna to make any payment to any Person, or (vi) result in the imposition or creation of any Encumbrance on any of the Residual Assets. To the Purchaser's Knowledge, Section 5.5 of the Disclosure Schedules sets forth all Required Consents related to the Purchaser, Atna or the Residual Assets that are related to the Transactions.

Section 5.6 Contracts. Section 5.6 of the Disclosure Schedules sets forth each of the Residual Contracts (including all leases relating primarily to the Residual Real Property). True, correct and complete copies of each of the Residual Contracts have been made available to the Seller. To the Purchaser's Knowledge, except as set forth in Section 5.6 of the Disclosure Schedules each Residual Contract is in full force and effect, has not been modified or amended from the copy made available to the Seller and constitutes the legal, valid and binding obligation of the Purchaser or Venture as a party thereto, in accordance with the terms thereof, and each Residual Contract is a legal, valid and binding obligation of the other party or parties to such Residual Contract.

To the Purchaser's Knowledge the Purchaser or the Venture, as a party thereto, is not in breach or default under any Residual Contract in any material respect, and no event has occurred (or in connection with this Agreement or the Transactions could occur) that with notice or lapse of time would constitute any breach or default in any material respect, or permit termination, modification or acceleration in any material respect, of any Residual Contract.

Section 5.7 Title to Assets; Encumbrances. The Purchaser and Atna make no representations or warranties concerning title to or ownership of the Residual Assets except for the absence of any Encumbrances arising by, through or under the Purchaser or Atna.

Section 5.8 Condition of Assets. Except as otherwise expressly set forth in this Agreement, the Residual Assets are being transferred to the Seller on an "as-is" basis, in their current condition and state, without any actual or implied representation or warranty of any kind, whether as to ownership, title, environmental status or condition, validity, value, prospects, future appreciation, ability to mine or use economically, condition, transferability or fitness for any purpose, as to any prior, current or future use, maintenance, upkeep status or history, or otherwise.

Section 5.9 Litigation. To the Purchaser's Knowledge, except as set forth in Section 5.9 of the Disclosure Schedules there is no Claim by or before any Governmental Entity or brought by any third party pending or threatened against or involving Atna or the Purchaser, the Venture or the Residual Assets, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Purchaser or Atna pursuant to this Agreement.

Section 5.10 Taxes. To the Purchaser's Knowledge: (i) all material Tax Returns required to be filed on or prior to the Closing date by Purchaser with respect to the Residual Assets have, within the time and manner prescribed by Applicable Law, been duly filed with the appropriate tax authorities; (ii) all such Tax Returns were true, correct and complete in all material respects; (iii) all Taxes required to be shown on such Tax Returns or otherwise due from the Purchaser or the Venture with respect to the periods covered by such returns have been paid; (iv) there are no Encumbrances for Taxes upon the Purchaser, the Venture or the Residual Assets except for statutory liens for Taxes not yet due; and (v) there is no existing Claim or Tax Audit concerning any liability (or potential liability) related to Tax matters of the Purchaser, Atna or the Venture. Pursuant to Section 761(a)(2) of the Code, the Venture has elected not to be taxed as partnerships under Subchapter K of Title I, Chapter I of the Code.

Section 5.11 Brokers or Finders. Neither the Purchaser nor Atna has entered into any agreement or arrangement entitling any Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions for which the Seller could be liable.

Section 5.12 Due Diligence Review by the Purchaser and Atna. Each of the Purchaser and Atna acknowledges and confirms that it has been given a reasonable and adequate opportunity to review the documents, books, records and materials of the Seller pertaining to the Purchased Assets and of the Venture, that it has been supplied with all additional information concerning the Purchased Assets and the Venture that it has requested, that it has had a reasonable and adequate opportunity to ask questions of and receive answers from the Seller or its representatives concerning the Purchased Assets and the Venture, and that all such questions have been answered to the full satisfaction of the Purchaser and Atna.

Section 5.13 The Shares. Except as set forth in Schedule 5.13 of the Disclosure Schedules:

1) Atna has complied with all applicable corporate and Securities Laws and regulations (including the rules of the Toronto Stock Exchange) in connection with the offer, sale and issuance of the Shares;

2) the public information and documents concerning Atna publicly available on SEDAR (the "**Public Record**") are accurate in all material respects and, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as at the time at which they were filed with applicable securities regulatory authorities;

3) there is no material fact concerning Atna which has not been disclosed in the Public Record on or before the date hereof and Atna has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential;

4) Atna has obtained all approvals required under and in terms of the *Business Corporations Act* (British Columbia) and the listing requirements of the Toronto Stock Exchange to enable it to validly allot and validly issue the Shares to the Seller;

5) the issuance of the Shares by Atna to the Seller or the Affiliate of the Seller will be exempt from the prospectus and registration requirements of the applicable Securities Laws;

6) the issuance of the Shares has been duly authorized and approved by all requisite corporate, regulatory and other action and, upon payment therefor, the Shares will be validly issued as fully paid and non-assessable;

7) no order ceasing or suspending trading in the common shares of Atna nor prohibiting the sale of the Shares has been issued to and is outstanding against Atna or its directors or officers, and no investigations or proceedings for such purposes are pending or, to the best of Purchaser's Knowledge, threatened;

8) Atna is a reporting issuer in each of British Columbia, Alberta, Ontario and Nova Scotia (to the extent that such concept is recognized in such jurisdictions), Atna's shares are listed for trading on the Toronto Stock Exchange and there are no consents, approvals, authorizations, orders or agreements of any stock exchanges, securities commissions or similar authorities in Canada, governmental agencies or regulators, courts or any other persons required for the issuance of the Shares and the delivery of the Share Certificate which have not been obtained and are not in effect (or will not be in effect) on the date hereof and on the Closing Date, subject only to Atna filing the customary closing documentation with the Toronto Stock Exchange on completion of the transaction;

9) the Shares, when issued, will be listed and posted for trading on the Toronto Stock Exchange;

10) no person, other than the Seller, has any right, including any option or right of first refusal, to purchase or subscribe for the Shares; and

11) the Shares are not subject to any pledge or cession or other right of security or encumbrance in favor of any third party.

Section 5.14 Financial Statements. There has not been any material adverse change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of Atna from the position set forth in the financial statements for the financial year ended December 31, 2010 or the fiscal quarter ended March 31, 2011 (the "**Financial Statements**") and there has not been any material adverse change in the business, operations or

condition (financial or otherwise) or results of operations of Atna since March 31, 2011. The Financial Statements fairly present, in all material respects, in accordance with generally accepted accounting principles in Canada, the financial position and results of operations of Atna as at their respective dates and reflect all material liabilities (absolute, accrued, contingent or otherwise) of Atna as at their respective dates.

ARTICLE VI- COVENANTS

Section 6.1 Interim Operations of Seller. The Seller covenants and agrees that after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement, (ii) as set forth in Section 6.1 to the Disclosure Schedules, or (iii) as may be agreed by the Purchaser acting in its sole discretion:

(a) the operations of the Seller and the Venture shall be conducted in the same manner as heretofore conducted and only in the ordinary course, and the Seller and the Venture shall preserve its business organizations intact and maintain the existing relations with all those having any material business dealings therewith; and

(b) neither the Seller nor the Venture shall take, or agree to or commit to take, any action that is reasonably likely to (i) result in any of the conditions to the Closing set forth in Article VII not being satisfied, (ii) make any representation or warranty contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or (iii) materially impair or delay the ability of the Purchaser or the Seller to consummate the Closing in accordance with the terms hereof.

Section 6.2 Interim Operations of Purchaser. Each of the Purchaser and Atna covenants and agrees that after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement, (ii) as set forth in Section 6.2 to the Disclosure Schedules, or (iii) as may be agreed by the Seller acting in its sole discretion neither the Purchaser nor Atna shall take, or agree to or commit to take, any action that is reasonably likely to (a) result in any of the conditions to the Closing set forth in Article VII not being satisfied, (b) make any representation or warranty contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or (c) materially impair or delay the ability of the Purchaser, Atna or the Seller to consummate the Closing in accordance with the terms hereof;

Section 6.3 Access. Between the date of this Agreement and the Closing, the Seller shall (i) afford the Purchaser and its authorized representatives reasonable access to the Purchased Real Property and the other Purchased Assets (subject to any limitations in the Purchased Contracts) and furnish the Purchaser with such other information concerning the Seller, the Venture and the Purchased Assets as it may from time to time reasonably request. Each party will direct its personnel to render any assistance that the other party may reasonably request in examining or utilizing records referred to in this Section 6.3. Notwithstanding the foregoing, the Purchaser may not conduct any invasive environmental testing without the prior written consent of the Seller, and which consent, if given, shall be conditioned upon receipt by the Seller of an acceptable indemnity and evidence that the Persons conducting such testing carry insurance coverage in amounts reasonably acceptable to the Seller.

Section 6.4 Efforts and Actions to Cause Closing to Occur. Prior to the Closing, and according to the terms and subject to the conditions of this Agreement, each of the parties hereto shall, at its own expense, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things reasonably necessary (subject to any Applicable Laws) to satisfy the conditions (including as set forth in Article VII) and obligations of this Agreement, and to consummate the Closing and the other Transactions as promptly as practicable, including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the Transactions and the taking of such actions as are necessary to obtain any exemptions, waivers or approvals related thereto, by any third party or Governmental Entity, including the Required Consents. To the extent that amendments or modifications of the Purchased Permits or the Residual Permits, or consents or approvals of

transfer of the Purchased Permits or the Residual Permits, are required as a result of the execution of this Agreement or consummation of any of the Transactions and to effect the Closing, the parties shall use all commercially reasonable efforts in cooperating to effect such amendments or modifications and receive such consents and approvals. The Purchaser agrees to pay for any such amendments or modifications made at the Purchaser's request or that are necessary because of the Purchaser, and the Seller agrees to pay for any such amendments or modifications made at the Seller's request or that are necessary because of the Seller.

Section 6.5 Notification of Certain Matters. Each party hereto shall give prompt notice to the other party after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) any communication received from any Governmental Entity in connection with the Transactions, or from any third party alleging that such party's consent may be required in connection with the Transactions, or (c) any condition of such party set forth in Article VII to be unsatisfied in any material respect at any time from the date hereof to the Closing Date; or (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement of such party to be complied with or satisfied by it hereunder; *provided, however*, that the failure to give such notice shall not be required from and after the time the party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

Section 6.6 Subsequent Actions. If at any time after the Closing, either party considers or is advised that any instruments of conveyance, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm ownership (of record or otherwise) in the respective transferee its right, title or interest in, to or under the assets transferred hereby or otherwise to carry out this Agreement, the transferor thereof shall execute and deliver all instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by the transferee in order to vest, perfect or confirm any and all right, title and interest in, to and under the assets transferred hereby in the transferee or otherwise to carry out the terms of this Agreement. If at any time after the Closing, any further action is reasonably necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers, directors or other personnel to take, all such reasonably necessary actions.

Section 6.7 Confidentiality; Publicity.

(a) The parties hereto acknowledge that, as participants (or as an Affiliate of a participant) in the Venture, they have already received or reviewed, and have had full opportunity to receive and review, all relevant Technical Information pertaining to the Transactions. Each of the parties hereby irrevocably waives any claim against all other parties that Technical Information has not been received or made fully available as required under the Venture Agreement, or that Technical Information has been improperly withheld in any manner. Technical Information disclosed by any party hereto to any other party hereto prior to the date of this Agreement, in whatever form and however and whenever disclosed, is referred to herein as the "**Confidential Information.**" The parties to this Agreement to whom the Confidential Information has been disclosed (the "**Recipient**") shall hold confidential all Confidential Information received from the other parties (the "**Disclosing Party**"). Notwithstanding anything to the contrary in this Agreement, the Disclosing Party shall not be deemed to have made any representation or warranty, express or implied, to the Recipient concerning the usability, completeness, condition, accuracy, reliability or value of the Confidential Information, and in particular NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. The Recipient and its Affiliates shall assume all risks stemming from reliance upon and use of the Confidential Information by themselves and by third parties after any disclosure thereof by the Disclosing Party or its Affiliates, and shall indemnify and hold harmless the Disclosing Party and its Affiliates and all of their respective partners, members, officers, directors, employees, shareholders, agents and representatives as to such risks and as to any claims made by such third parties.

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(b) As among the parties to this Agreement, the Recipient agrees that all Confidential Information is and shall remain the joint property of Seller and Purchaser (those parties having jointly owned the Technical Information prior to this Agreement), and, except as otherwise provided in this Section 6.7, the Recipient nevertheless agrees to hold the Confidential Information in strict confidence for a period of three years from the date of this Agreement and to not use the Confidential Information for any commercial or other purpose except as permitted by this Agreement; *provided, however*, that, from and after the Closing, the Purchaser shall not be restricted from the use and disclosure of any Confidential Information disclosed by the Seller that relates to the Purchased Assets, and the Seller shall not be restricted from the use or disclosure of any Confidential Information disclosed by the Purchaser (or Atna) that relates to the Residual Assets. Each party hereto shall endeavor to disclose to, and discuss with, the other parties, any disclosure that such party intends to make to any Governmental Entity relating to the Transactions or to this Agreement. The Recipient shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information by any Person and will reasonably cooperate with the Disclosing Party to help the Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

(c) The Recipient shall disclose or otherwise disseminate the Confidential Information only as follows:

(i) subject to Subsection 6.7(d) hereof, to an employee or representative of the Recipient;

(ii) to appropriate Governmental Entities to the extent required in connection with the consummation of the Transactions, after consultation with the Disclosing Party;

(iii) if the Confidential Infomation is part of the public domain at the date of this Agreement;

(iv) if the Confidential Information becomes a part of the public domain after the date of this Agreement other than through a breach of this Agreement by the Recipient, or any Affiliate, employee or representative thereof;

(v) if the Recipient can demonstrate that it independently obtained knowledge of the Confidential Information, other than in its capacity as a participant (or an Affiliate of a participant) in the Venture, whether before or after the date of this Agreement;

(vi) if the Recipient is required by legal process to disclose any of the Confidential Information; provided that (a) the Recipient shall give the Disclosing Party prompt oral and written notice of the Confidential Information to be disclosed and the Person to whom the disclosure will be made, unless notice is prohibited by Applicable Law (in which case such notice shall be provided as early as may be legally permissible), of any such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy, and the Recipient agrees to reasonably cooperate with the Disclosing Party to obtain such remedies at the Disclosing Party's expense (but this provision shall not be construed to require the Recipient to undertake litigation or other legal proceedings on its own behalf), and (b) if a protective order is not obtained, the Recipient shall disclose only that portion of the Confidential Information which its legal counsel advises it is legally required to disclose;

(vii) if the Disclosing Party is required to disclose Confidential Information under Applicable Law or the rules of any relevant stock exchange or market or securities regulatory agency; or

(viii) if the Disclosing Party consents in advance in writing to the disclosure of the Confidential Information.

(d) The Recipient shall use its reasonable efforts, and shall ensure that any of its employees and

representatives to whom the Confidential Information is disclosed shall use their reasonable efforts, to safeguard and preserve the confidentiality of the Confidential Information in accordance with this Agreement, including advising any employees and representative to whom the Confidential Information is disclosed of the provisions of this Agreement.

(e) If this Agreement terminates prior to the Closing, the Confidential Information shall continue to be governed by the provisions of the Venture Agreement.

(f) No party hereto, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement or public disclosure with respect to this Agreement or the other Transactions without prior consent and agreement with the other parties, except as may be required by Applicable Law, and then only with as much prior advance notice to the other parties as is reasonably possible (which shall include the text of the proposed release, announcement or disclosure). The provisions of this Section 6.7 shall supersede any confidentiality, non-disclosure or similar agreement among any of the parties hereto.

Section 6.8 Tax Matters. The Purchaser, Atna and the Seller shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns relating to the Seller, the Venture and the Purchased Assets, and the Purchaser and the Residual Assets, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.9 Disclosure Supplements. Prior to the Closing, the Seller and the Purchaser and Atna shall supplement or amend the Disclosure Schedules in writing, delivered to the other parties with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules.

Section 6.10 Further Assurances. Each party shall cooperate with the others, and execute and deliver, or use all commercially reasonable efforts at its own expense to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents (including Required Consents), approvals or authorizations of any Governmental Entity or other regulatory authority or any other Person under any permit or contract, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transactions contemplated hereby. Notwithstanding the foregoing, this Agreement (and the Closing of the Transactions) is subject to, among other provisions, the conditions set forth in Article VII hereof.

Section 6.11 Future Payments. After the Closing, Seller shall have no obligation for any subsequent payment obligation related to the Purchased Assets (including Purchased Contracts payments, mining claim maintenance fees, recording and filing fees, and Transfer Taxes), and Purchaser shall have no obligation for any subsequent payment obligation related to the Residual Assets (including Residual Contracts payments, mining claim maintenance fees, recording and filing fees, and Transfer Taxes).

Section 6.12 Governmental Relations. No party hereto, or any Affiliate thereof, will pay or agree to pay, directly or indirectly, any funds or anything of value to any public official for the purpose of influencing such public official's acts, omissions or decisions in connection with the Transactions.

Section 6.13 Reclamation Security. The parties acknowledge that certain environmental and operating permits are in place with respect to the Pinson Property, and that the parties intend, subject to all Required Consents, to (1) transfer or reserve to the Purchaser, as the case may be, those permits pertaining only

to the Purchased Assets, (2) transfer or reserve to the Seller, as the case may be, those permits pertaining only to the Residual Assets, and (3) cause the relevant Governmental Entities to segregate, modify or amend those remaining permits that presently apply to more than just the Purchased Assets or the Residual Assets so that such remaining permits may be properly allocated and then transferred or retained, as the case may be, by the Purchaser or the Seller to the party receiving ownership of the Purchased Assets and the party receiving ownership of the Residual Assets, as appropriate. A more detailed description of the parties' plans to so transfer the permits is set forth in Exhibit R hereto. The parties shall use their best efforts to obtain pre-approval from the relevant Governmental Entities prior to the Closing Date to so transfer the permits. The parties further acknowledge that the existing permits require reclamation security to be provided to the appropriate Governmental Entity, and that such existing reclamation security has been provided by the Seller in the form of commercial surety bonds purchased by the Seller and letters of credit arranged by the Seller, such that there are no cash security amounts to be refunded by any Governmental Entity in connection with any segregation, modification or amendment of the permits. Within 90 days following the Closing Date, each of the Purchaser and the Seller shall have provided to the relevant Governmental Entity whatever security is required by that entity with respect to the Purchased Permits and the Residual Permits, as the case may be. Neither party shall be responsible for providing any part of the security required for a permit held or to be held by the other party as a result of the Transactions. The Seller shall be entitled at the end of said 90-day period to terminate any presently existing surety bond or letter of credit (in recognition of the fact that the Purchaser is obligated to have its own security in place by that point in time). To the extent that any presently existing surety bond or letter of credit is no longer needed because of the Purchaser's earlier satisfaction of its obligation to provide its own security, the Seller may terminate any presently existing surety bond or letter of credit sooner than 90 days after the Closing Date. The Seller acknowledges that processing and formal approval of reclamation security by Governmental Entities is not fully within the Purchaser's control and therefore the Seller will grant a reasonable extension to the 90-day period set forth above if, but only if, the Purchaser has properly and timely submitted all required documentation to the relevant Governmental Entities. Atna and the Purchaser shall indemnify the Seller Indemnified Persons, in accordance with Article IX hereof, in connection with any Claims arising from the activities of Atna, the Purchaser or their Affiliates, contractors, agents or invitees occurring on the Purchased Real Property or involving the Purchased Assets during said 90-day period or any extension thereof. To the extent that any existing permit is not transferable by law, or any Governmental Entity refuses to accept a permit transfer or the segregation, modification or amendment of a permit as contemplated herein, the parties shall be responsible to obtain their own permit for their intended operations on their respective properties.

Section 6.14 Maintenance of Status. Atna covenants and agrees that it will, unless Atna shall become merged into, or amalgamated with, or otherwise acquired by, another issuer and the shareholders of Atna shall receive cash from and/or publically traded shares of such other issuer, use its best efforts, from the date hereof up to and including the first anniversary of the Closing Date: (i) maintain its status as a "reporting issuer" in British Columbia, Alberta, Ontario and Nova Scotia, not in default of any requirement of applicable Securities Laws; (ii) maintain in good standing its listing on the Toronto Stock Exchange; and (iii) continue to be in compliance with its obligations under applicable Securities Laws without default.

Section 6.15 Ore Agreement. The Purchaser agrees to execute, and the Seller agrees to cause its Affiliate (Barrick Goldstrike Mines Inc.) to execute, in connection with the Closing, the Ore Agreement, which agreement shall provide that, if and as requested by the Purchaser, Barrick Goldstrike Mines Inc. shall process ores mined by conventional underground methods (but not any surface-mined ores) by the Purchaser from the Purchased Real Property, *provided, however*, that (i) the Purchaser shall at all times have the right to enter into any other processing arrangement with a third party as circumstances arise and conditions from time to time warrant at the Purchaser's discretion, and (ii) Barrick Goldstrike Mines Inc. shall have no obligation to increase, expand, alter or reserve any processing facilities, capacity or entitlements or any operational staff or capabilities to meet the Purchaser's potential processing needs.

Section 6.16 Atna Financing. Atna shall use its best efforts to secure financing necessary to provide funds to satisfy the cash portion of the Purchase Price, and shall keep the Seller reasonably informed as to the

progress of such financing efforts, including the retention of investment bankers, copies of engagement letters, prospectus materials and other material documents.

Section 6.17 Water Rights. Notwithstanding the Seller's retention and acquisition of ownership of all water and water rights of the Venture and those appurtenant to the Purchased Real Property and the Residual Real Property, the Seller shall convey to the Purchaser the Purchased Water Rights as provided in Section 3.2(a) above (without any warranties except for the absence of any liens or encumbrances arising by, through or under the Seller), subject to the Purchaser's obligation to reconvey (without any warranties except for the absence of any liens or encumbrances arising by, through or under the Purchaser) to Pinson or its successor the Purchased Water Rights at the "**End of Purchaser's Operations,**" which is defined as the cessation or suspension for 12 consecutive months of commercial ore production by the Purchaser or its Affiliates from the Purchased Real Property, subject to any extension of the End of Purchaser's Operations due to force majeure, and subject to such additional time (if any) after the End of Purchaser's Operations as the Purchased Water Rights are reasonably needed for required or mandated reclamation and mine closure operations or activities. For purposes of this Agreement, force majeure shall include labor disputes; acts of God; action of the elements, including inclement weather, floods, slides, cave-ins, slope failure, sinkholes, earthquakes, drought and like events; laws, rules, regulations, orders, directives and requests of governmental bodies or agencies; delay, failure or inability of suppliers or transporters of materials, parts, supplies, services, utilities, machinery or equipment; accidents; breakdown of equipment, machinery or facilities; judgments, decrees or orders of any court or administrative body that result in temporary shut down or closure; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or future violation of federal, state or local environmental standard; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot; terrorism; civil strife; strike; fire; explosion; or any other cause similar to the foregoing and beyond the Purchaser's reasonable control, but not including inability to meet financial commitments, inability to obtain or delays in obtaining financing, and lack of a market for products mined from the Purchased Real Property (except for lack of market situations where the price of gold has fallen below $800 per ounce for a consecutive period of at least three months). If the Purchaser desires to invoke an extension of the End of Purchaser's Operations because of force majeure, the Purchaser shall give the Seller written notice of the commencement of the circumstances giving rise to such force majeure and its expected duration. If, but only if, such notice is given, the End of Purchaser's Operations shall be extended from the date of such notice for the period of force majeure, but the Purchaser shall be obligated to use commercially reasonable efforts to eliminate such circumstances as quickly as commercially reasonably possible. The Purchaser covenants to keep the Purchased Water Rights in good standing and in full force and effect until such time as they are reconveyed to the Seller. The Purchaser shall be free to apply in its own name for any new or additional water rights for water made available during its dewatering operations. Subject to obtaining all required regulatory approvals, the Seller shall be entitled to use at its own cost and risk any water generated by the Purchaser's dewatering operations that is determined by the Purchaser to be surplus to the Purchaser's needs.

Section 6.18 Use of Certain Facilities.

(a) Each party hereby consents to the others' use of the existing Getchell Mine road that passes through portions of both the Purchased Real Property and the Residual Real Property.

(b) For a period of nine months after the Closing Date, the Purchaser shall be entitled to use as reasonably necessary for its operations on the Purchased Real Property water from Well No. 7 which is owned by the Seller and is located on the Residual Real Property; *provided, however*, that the Purchaser shall during that nine-month period pay to the Seller (as invoiced by the Seller) all electrical and other costs of operating and maintaining Well No. 7, whether such costs are incurred as a result of Well No. 7's use by the Purchaser, the Seller or any other Person. After said nine-month period, the Purchaser shall use its own water sources and shall have no further right to use Well No. 7; *provided, however*, that if the Purchaser has timely taken all steps reasonably necessary to obtain within the nine-month period approval to use its own water sources but has not yet received such approval, the Seller shall grant a reasonable extension of the nine-month period. The

Purchaser's use of Well No. 7 shall be non-exclusive and at the Purchaser's sole risk, and the Purchaser shall indemnify the Seller and its Affiliates in connection with such use in accordance with the provisions of Article IX. In making such use, the Purchaser shall follow all applicable environmental and safety regulations and shall follow all environmental and safety policies and procedures of the Seller and its Affiliates. In no event shall the Seller or its Affiliates be liable to the Purchaser or to Atna or to their Affiliates for the nature, condition, availability, usability, functionality, effectiveness or yield of Well No. 7, nor shall the Seller have any obligation to install, improve, expand or repair any such facilities. Notwithstanding any other provision of this Agreement, the Seller's use of its Well No. 7 shall be dominant over any use hereunder by the Purchaser.

Section 6.19 Seller's Use of Purchased Real Property. For a period of 20 years after the Closing Date and for so long thereafter as the Seller or its Affiliates are conducting (without any cessation for more than 12 consecutive months, and subject to the same force majeure provisions as set forth in Section 6.17 above) exploration or mining-related operations (including post-mining reclamation and mine closure activities) on any lands within the "Area of Interest" as defined in the Venture Agreement or on lands within the vicinity thereof, the Seller and its Affiliates shall be entitled (for no further or additional consideration) to construct, erect, use and maintain a railroad line and related rail line utilities, facilities and access roads (the "**Potential Rail Facilities**") on or within the surface of the Purchased Real Property as the Seller or its Affiliates may desire; *provided, however*, that such activities do not materially interfere with any current or reasonably contemplated future use of the Purchased Real Property by the Purchaser. Whether the Potential Rail Facilities are constructed or operated shall be solely in the Seller's discretion. The Purchaser shall have no right to use the Potential Rail Facilities. Use of the Potential Rail Facilities by Seller and its Affiliates shall be (i) exclusive to them, (ii) at their sole risk and expense, and (iii) subject to the procurement of any required regulatory permits and approvals. The Seller shall indemnify the Purchaser and its Affiliates in connection with such construction, operation, use and activities (including regulatory permitting and bonding) in accordance with the provisions of Article IX herein. In conducting such activities the Seller and its Affiliates shall (i) comply with all applicable laws, regulations, standards and requirements, and (ii) reasonably seek to minimize any environmental disruption or disturbance to the Purchaser or its operations or facilities and its current or reasonably contemplated future use of the Purchased Real Property that may be caused by construction, operation, use and activities of the Potential Rail Facilities. In no event shall the Purchaser or its Affiliates be liable to the Seller or its Affiliates for the condition or usability of the Potential Rail Facilities, nor shall the Purchaser or its Affiliates have any obligation to repair or maintain the Potential Rail Facilities. The Purchaser and Atna agree to take no action, directly or indirectly, that will oppose, hinder or interfere with the lawful procurement or operation of the Potential Rail Facilities. In order to provide public notice of the rights granted under this Section 6.19, the parties shall execute an easement agreement substantially in the form of Exhibit S hereto, which document shall be recorded in the records of the Humboldt County Recorder promptly after the Closing. The Seller shall consult and work with the Purchaser to ensure that routing of the Potential Rail Facilities and their construction and operation shall have no material impact on or to the operations and site activities of the Purchaser. The Seller and its Affiliates may be granted access to cross other portions of the Purchased Real Property for good cause shown and subject to a clearly defined need for access, upon reasonable notice to and the express concurrence of the Purchaser, which shall not be unreasonably denied. In making such uses, the Seller shall hold harmless and indemnify the Purchaser from any liabilities that may be incurred, follow all applicable and relevant laws, regulations and requirements, and follow all requirements, policies and procedures of the Purchaser and its Affiliates. Except as set forth herein, the Seller and its Affiliates shall have no right to access, inspect or otherwise encroach upon any operations or facilities of the Purchaser and its current or reasonably contemplated future use of the Purchased Real Property. For the sake of clarity, the Seller shall have no right to utilize the Purchased Real Property for any other purpose other than as set forth herein, including any right to explore or mine on the Purchased Real Property.

Section 6.20 Preemptive Rights Relating to Purchased and Residual Properties.

(a) Except as otherwise provided in Section 6.20(f) below, if the Purchaser desires to sell, grant, assign, lease, transfer, convey, surrender, abandon or otherwise commit or dispose of (hereafter "**Transfer**") all

or any part of the Purchased Real Property, the Seller shall have a preemptive right to acquire such interest as provided in this Section 6.20. The obligation to recognize and comply with such preemptive right in the Seller shall apply equally to any successors or assigns of the Purchaser.

(b) Except as otherwise provided in Section 6.20(f) below, if the Seller desires to Transfer all or any part of the Residual Real Property, the Purchaser shall have a preemptive right to acquire such interest as provided in this Section 6.20. The obligation to recognize and comply with such preemptive right in the Purchaser shall apply equally to any successors or assigns of the Seller.

(c) If (i) the Purchaser intends to Transfer all or any part of the Purchased Real Property, or an Affiliate of the Purchaser intends to Transfer Control of the Purchaser, or (ii) the Seller intends to Transfer all or any part of the Residual Real Property, or an Affiliate of the Seller intends to Transfer Control of the Seller, then the entity intending to make such Transfer (the "**Transferring Entity**") shall promptly notify the other party of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other party shall have 60 days from the date such notice is delivered to notify the Transferring Entity (and the transferring party if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other party shall be consummated promptly after notice of such election is delivered. In connection with such consummation, the Transferring Party shall (to the extent permitted by law), for no additional consideration, also promptly transfer to the other party all Permits covering the property interests being transferred; *provided, however*, that (to the extent said offer or contract does not provide to the contrary) the other party shall first be required to substitute or replace any existing reclamation security that is in place to facilitate such Permits; and *provided further* that (to the extent said offer or contract does not provide to the contrary) the other party shall assume any and all remaining reclamation obligations pertaining to the property interests being transferred.

(d) If the other party fails to so elect within the period provided for above, the Transferring Entity shall have 60 days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the other party in the aforementioned notice.

(e) If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the preemptive right of the other party in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in the preceding portions of this Section 6.20.

(f) This Section 6.20 shall not apply to the following:

(1) a Transfer by either party to an Affiliate;

(2) incorporation of a party, or corporate merger, consolidation, amalgamation or reorganization of a party by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that party;

(3) the transfer of Control of either party by an Affiliate to such party or to another Affiliate;

(4) the grant by either party of a security interest in any part of the Purchased Real Property or the Residual Real Property, as the case may be, by Encumbrance, so long as such security interest is at all

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times subject and subordinate to the terms of this Agreement; *provided, however*, the Seller agrees with the Purchaser to waive its right of subordination in accordance with a separate agreement (**"Consent Agreement"**) between the Seller and the third party providing financing to the Purchaser in the context of this Agreement (attached hereto as Exhibit U), which is to be executed at or before the Closing, and further to waive its right of subordination in the event Atna or the Purchaser seeks to obtain third party financing at any time in the future and a condition of such future financing is the waiver of such right of subordination of the Seller, as long as the agreement between the Seller and such future third party financing entity contains the same or virtually the same terms and conditions as the Consent Agreement; or

(5) the creation by any Affiliate of either party of an Encumbrance affecting its Control of such party.

(g) In order to provide public notice of the reciprocal preemptive rights granted under this Section 6.20, the parties shall execute a notice of preemptive rights substantially in the form of Exhibit T hereto, which document shall be recorded in the records of the Humboldt County Recorder promptly after the Closing.

ARTICLE VII- CONDITIONS

Section 7.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be conditional upon the nonexistence at the Closing Date of any Applicable Law enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing or any pending or threatened Claim of a court of competent jurisdiction or Governmental Entity in effect precluding consummation of the Closing.

Section 7.2 Conditions to Obligations of the Purchaser and Atna to Effect the Closing. The obligations of the Purchaser and Atna to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, or waiver thereof by the Purchaser and Atna:

(a) Consents and Certifications Obtained. All Required Consents, as set forth in Sections 4.5 and 5.5 of the Disclosure Schedules, and all certifications and approvals of any Person necessary to the consummation of the Closing and the Transactions shall have been obtained.

(b) Representations and Warranties. All of the representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be so true and correct as of such date or time).

(c) Performance of Covenants. The Seller shall have performed, in all material respects, all obligations required by the agreements and covenants contained herein to be performed or complied with by it.

(d) Certificate of Representative. The Purchaser shall have received from the Seller a certificate, dated as of the Closing Date, duly executed by an authorized representative of the Seller, reasonably satisfactory in form to the Purchaser, to the effect of paragraphs (a), (b) and (c) above.

(e) Receipt of Closing Documents. All documentation related to the due authorization and completion of the Transactions contemplated by this Agreement shall be reasonably satisfactory to the Purchaser, and the Purchaser shall have received from the Seller all such documentation or other evidence as it may reasonably request (including the deliveries set out in Section 3.2) in order to: (i) establish the taking of all necessary actions and proceedings in connection with the Transactions; and (ii) the completion of the Transactions.

(f) Securities Approvals. Atna shall have received the conditional approval of the Toronto Stock Exchange for the issuance and listing of the Shares for trading on such exchange, subject only to the filing of customary closing documentation.

(g) Lessor Approvals. The lessors of the properties listed in Exhibits B and D hereto shall have given their binding approval and consent to the segregation, modification, amendment and/or assignment of the relevant leases such that the portion of such leases covering the Purchased Real Property may be transferred to and held solely by the Purchaser (including all past, present and future obligations and liabilities pertaining to that portion), and the portion (if any) of such leases covering the Residual Real Property may be transferred to and held solely by the Seller (including all past, present and future obligations and liabilities pertaining to that portion). As contemplated in Section 2.2(a) hereof, said lessors shall also have agreed that each lessee will be solely and independently responsible for any and all liabilities of the Venture as to the respective portions of the leases covering the Purchased Real Property and the Residual Real Property. In addition, the parties shall have agreed to, and said lessors shall have given their binding approval and consent to, an allocation, where applicable, between the Purchaser and the Seller of (i) future rental, advance royalty and other payment or performance obligations, (ii) credit for previously paid or accrued advance royalty payments, and (iii) any range improvement or work commitment obligations, under the segregated, modified, amended and/or assigned leases.

(h) Permit Transfer Approvals. The parties shall have obtained all Required Consents from all relevant Governmental Entities to carry out the transfer of permits contemplated in Section 6.13 above, or the parties shall have received reasonable assurances from the relevant Governmental Entities that such consents will be given shortly after the Closing Date. In addition, each party shall have complied with all of its pre-Closing obligations under Section 6.13 above.

The foregoing conditions in this Section 7.2 are for the sole benefit of the Purchaser and Atna and may be waived only in writing by the Purchaser and Atna in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser and Atna. The failure by the Purchaser and Atna at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to Closing.

Section 7.3 Conditions to Obligations of the Seller to Effect the Closing. The obligations of the Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, or waiver thereof by the Seller.

(a) Consents and Certifications Obtained. All Required Consents, as set forth in Sections 4.5 and 5.5 of the Disclosure Schedules, and all certifications and approvals of any Person necessary to the consummation of the Closing and the Transactions shall have been obtained.

(b) Representations and Warranties. All of the representations and warranties of the Purchaser and Atna set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be so true and correct as of such date or time);

(c) Performance of Covenants. The Purchaser and Atna shall have performed, in all material respects, all obligations required by the agreements and covenants contained herein to be performed or complied with by them.

(d) Certificate of the Purchaser's and Atna's Officers. The Seller shall have received from the Purchaser and Atna a certificate, dated as of the Closing Date, duly executed by the Purchaser's and Atna's president or chief financial officer (or similar officer or representative) reasonably satisfactory in form to the Seller, to the effect of (a), (b) and (c) above.

(e) Receipt of Closing Documents. All documentation related to the due authorization and completion of the Transactions contemplated by this Agreement shall be reasonably satisfactory to the Seller, and the Seller shall have received from the Purchaser all such documentation or other evidence as it may reasonably request (including the deliveries set out in Section 3.3) in order to: (i) establish the taking of all necessary actions and proceedings in connection with the Transactions; and (ii) the completion of the Transactions.

(f) Securities Approvals. Atna shall have received the conditional approval of the Toronto Stock Exchange for the issuance and listing of the Shares for trading on such exchange, subject only to the filing of customary closing documentation.

(g) Lessor Approvals. The lessors of the properties listed in Exhibits B and D hereto shall have given their binding approval and consent to the segregation, modification, amendment and/or assignment of the relevant leases such that the portion of such leases covering the Purchased Real Property may be transferred to and held solely by the Purchaser (including all past, present and future obligations and liabilities pertaining to that portion), and the portion (if any) of such leases covering the Residual Real Property may be transferred to and held solely by the Seller (including all past, present and future obligations and liabilities pertaining to that portion). As contemplated in Section 2.2(a) hereof, said lessors shall also have agreed that each lessee will be solely and independently responsible for any and all liabilities of the Venture as to the respective portions of the leases covering the Purchased Real Property and the Residual Real Property. In addition, the parties shall have agreed to, and said lessors shall have given their binding approval and consent to, an allocation, where applicable, between the Purchaser and the Seller of (i) future rental, advance royalty and other payment or performance obligations, (ii) credit for previously paid or accrued advance royalty payments, and (iii) any range improvement or work commitment obligations, under the segregated, modified, amended and/or assigned leases.

(h) Permit Transfer Approvals. The parties shall have obtained all Required Consents from all relevant Governmental Entities to carry out the transfer of permits contemplated in Section 6.13 above, or the parties shall have received reasonable assurances from the relevant Governmental Entities that such consents will be given shortly after the Closing Date. In addition, each party shall have complied with all of its pre-Closing obligations under Section 6.13 above.

The foregoing conditions in this Section 7.3 are for the sole benefit of the Seller and may be waived by the Seller in whole or in part, at any time and from time to time, in the sole discretion of the Seller. The failure by the Seller at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Closing.

ARTICLE VIII- TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date according to the following:

(a) by either the Purchaser (and Atna) or the Seller if any Governmental Entity shall have issued a Claim (which Claim the parties hereto shall first use all reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits either the acquisition by the Purchaser of any material portion of the Purchased Assets or the acquisition by the Seller of any material portion of the Residual Assets, and such Claim shall have become final and cannot be appealed;

(b) by either the Purchaser (and Atna) or the Seller upon two days' written notice given from one party to the other in the event that the Closing shall not have taken place on or before the Termination Date (which Termination Date may be extended by mutual written agreement of the parties) for any reason; *provided,*

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however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Seller, if either of the Purchaser or Atna shall have breached any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach is material and would result in the failure of an Article VII condition for the benefit of the Seller and which breach has not been cured within 30 days after the giving of written notice by the Seller to the Purchaser and Atna specifying such breach. If such a notice has been properly given pursuant to this Section 8.1(c), and such 30-day period would end after the Termination Date, then the Termination Date shall automatically be extended to the date that is five business days after the end of such 30-day period; or

(d) by the Purchaser (and Atna), if the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach is material and would result in the failure of an Article VII condition for the benefit of the Purchaser (and Atna) and which breach has not been cured within 30 days after the giving of written notice by the Purchaser (and Atna) to the Seller specifying such breach. If such a notice has been properly given pursuant to this Section 8.1(d), and such 30-day period would end after the Termination Date, then the Termination Date shall automatically be extended to the date that is five business days after the end of such 30-day period.

Section 8.2 Effect of Termination. In the event of the proper termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination of the Agreement is made, and there shall be no liability or obligation thereafter on the part of the Purchaser, Atna or the Seller except (i) for fraud, (ii) for breach of this Agreement prior to such termination, or (iii) as set forth in Section 9.1 hereof.

Section 8.3 Extension; Waiver. At any time prior to the Closing, each of the parties hereto may (i) extend the time for the performance of any of the obligations or acts of the any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition in its favor to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX- INDEMNIFICATION

Section 9.1 Indemnification; Limitations. The Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of all Purchaser Losses. The Purchaser and Atna shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against and in respect of all Seller Losses.

Section 9.2 Notice of Claim; Defense. The Purchaser on one hand, and the Seller on the other hand, shall give each other prompt written notice of any Claim that may give rise to any indemnification obligation under this Article IX, together with the estimated amount of such Claim. The party potentially subject to indemnifying (the "**Indemnifying Party**") the other party shall have the right to assume the defense (at its own expense) of any such Claim through counsel of its choosing by so notifying the party potentially being indemnified (the "**Indemnified Party**") in writing within 15 days of the first receipt by the Indemnifying Party of such notice from the Indemnified Party; *provided, however*, that any such counsel shall be reasonably satisfactory to the Indemnified Party and shall not have any conflict with respect to such action. Failure to give such notice shall not affect the indemnification obligations hereunder except to the extent of actual prejudice. If the Indemnified Party is a subject of any such Claim or action, and under applicable standards of professional conduct, a conflict with respect to any significant issue between any Indemnified Party and any Indemnifying

Party reasonably exists in respect of such Claim, the Indemnifying Party shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to eliminate such conflict. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any such Claim, other than during any period in which the Indemnified Party has failed to give notice of the Claim as provided above. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the Indemnifying Party's counsel. If the Indemnifying Party chooses to defend or prosecute a Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested, the provision to the Indemnifying Party of records and information reasonably relevant to such Claim, and making personnel of the Indemnified Party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Claim that the Indemnifying Party may recommend and that, by its terms, discharges the Indemnified Party and each of its Affiliates from the full amount of liability in connection with such Claim; *provided, however*, that, the Indemnified Party shall not be required to agree to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting the Indemnified Party or any of its Affiliates, or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such Claim by each claimant or plaintiff to the Indemnified Party and each of its Affiliates that is the subject of such Claim.

Section 9.3 Survival of Indemnification Claims. The indemnification obligations set forth in this Article IX shall survive the Closing. No claim for indemnification as a result of a breach of any representation or warranty may be brought, however, after expiration of such representation or warranty under Section 9.6 below.

Section 9.4 Tax Effect of Indemnification Payments. All indemnity payments made by the Seller to Purchaser Indemnified Persons, or by the Purchaser and Atna to Seller Indemnified Persons, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

Section 9.5 Waiver of Conditions, Etc. The waiver of any condition to the obligation of any party hereto to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Purchaser Losses or Seller Losses, or other remedy based on such representation, warranty, covenant or obligation.

Section 9.6 Survival of Covenants, Representations and Warranties. The representations and warranties of the parties made herein or in any other documentation delivered pursuant to this Agreement and the covenants and agreements to be performed hereunder shall survive until the date that is one year following the Closing Date. Notwithstanding the foregoing, however, the following representations and warranties shall survive indefinitely or until six months following the termination of any applicable statute of limitations: Articles IV, V and IX and Sections 2.1, 6.7, 6.13, 6.15, 6.17, 6.18, 6.19, 6.20 and 10.1; *provided, however*, that the expiration of a representation, warranty, covenant or agreement shall not affect the obligations of a party with respect to claims for indemnification for which notice has been given to the Indemnifying Party in accordance with this Article IX prior to such expiration.

ARTICLE X- MISCELLANEOUS

Section 10.1 Non-Competition. Subject to the provisions of Sections 6.18(a), 6.19 and 6.20 above, for a period of ten years after the Closing Date (i) neither the Seller nor any of its Affiliates shall acquire or attempt to acquire, directly or indirectly, any interest in the Purchased Real Property or the lands within the boundaries thereof, and (ii) none of the Purchaser, Atna or any of their Affiliates shall acquire or attempt to acquire, directly or indirectly, any interest in the Residual Real Property or the lands within the boundaries thereof.

Section 10.2 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, unless specifically set forth otherwise herein.

Section 10.3 Amendment and Modification. This Agreement may be amended, modified and supplemented in any respect, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be sent to the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to the Seller, to:

Pinson Mining Company
Attn: Business Development Manager
136 East South Temple, Suite 1800
Salt Lake City, Utah 84111-1180

and with a **required** copy to:

Barrick Gold of North America, Inc.
Attn: Regional Counsel
136 East South Temple, Suite 1800
Salt Lake City, Utah 84111-1180

and

If to the Purchaser or Atna, to:

Atna Resources, Inc.
Attn: President
14142 Denver West Parkway, Suite 250
Golden, Colorado 80401

Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received on the business day it is actually received, and may be sent by personal delivery, by FedEx or UPS for overnight delivery (properly addressed and prepaid) or by first class mail (properly addressed, prepaid and certified or registered, with return receipt requested).

Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when at least one counterpart has been signed by each of the parties and delivered to each of the other parties.

Section 10.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the schedules and exhibits hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, including the Venture Agreement, and (ii) except as expressly provided for herein, are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

Section 10.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court or other authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.8 Governing Law. The validity, interpretation and performance of this Agreement shall be construed in accordance with and be governed by the laws of the State of Nevada, without regard to the conflicts or choice of laws principles thereof.

Section 10.9 Exclusive Jurisdiction. Any proceeding brought relating to this Agreement shall be brought only in the applicable state and federal courts located in Reno (Washoe County), Nevada and venue shall only be proper in such courts. Each party hereto agrees and covenants that it will not raise any claim of lack of jurisdiction or of inconvenient forum or any similar objection to jurisdiction in such courts.

Section 10.10 Limitation of Damages. No party shall be liable to another for any consequential, incidental, indirect, special, punitive, exemplary, loss of profits or benefits or similarly based theories of damages. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.

Section 10.11 Specific Performance; Injunctive Relief. Each of the parties hereto agrees that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which a party is entitled under Applicable Law or in equity, but also subject to the other terms of this Agreement (including the conditions to the Closing set forth in Article VII).

Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written discretionary consent of the other parties hereto, except as otherwise set forth in this Agreement; *provided, however*, that no consent shall be required if a party is acquired, merged or amalgamated by or into another entity.

Section 10.13 Headings. The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.14 Recovery of Costs and Fees. If a legal action or other proceeding is brought for enforcement of this Agreement because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable fees and costs incurred, including those of attorneys, accountants and experts, both before and after judgment, in addition to any other relief to which they may be entitled.

Section 10.15 Interpretation. This Agreement shall be construed without regard to the identity of the party who drafted any particular provision hereof. Each provision of this Agreement shall be construed as though all parties hereto participated equally in its drafting. Consequently, all parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not apply to this Agreement.

Section 10.16 Performance of Other Party's Obligations. If any party hereto fails to perform or observe any of its covenants, agreements or obligations hereunder in a timely manner after having received notice from another party, then the notifying party shall have the right, but not the obligation, at its sole election (but not as its exclusive remedy) to perform or observe the covenants, agreements or obligations which are asserted to have not been performed or observed at the expense of the failing party and to recover all costs or expenses incurred in connection therewith.

Section 10.17 No Waiver. Failure on the part of any party hereto to complain of any action or non-action on the part of another party, no matter how long the same may continue, shall not be deemed to be a waiver by the non-complaining party of any of its rights hereunder. Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof shall be construed as a waiver of any of the other provisions hereof and that a waiver at any time of any of the provisions hereof may not be construed as a waiver at any subsequent time of the same provisions. The consent or approval by one party to or of any action by the other requiring the approving party's consent or approval shall not be deemed to waive or render unnecessary such party's consent or approval to or of any subsequent similar act.

Section 10.18 Waiver of Jury Trial. EACH OF THE PURCHASER, THE SELLER AND ATNA HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PURCHASER, THE SELLER OR ATNA IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the Purchaser, Atna and the Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER:

ATNA RESOURCES INC.,
a Nevada corporation

By: James KB Hesketh
Name: James KB Hesketh
Title: President

ATNA:

ATNA RESOURCES LTD.,
a British Columbia corporation

By: James KB Hesketh
Name: James KB Hesketh
Title: President & CEO

SELLER:

PINSON MINING COMPANY,
a Nevada general partnership

By its partners:

Homestake Mining Company of California,
a California corporation

By:
Name: Gregory A. Lang
Title: President

Barrick Holding Co.,
a California corporation

By:
Name: Gregory A. Lang
Title: President